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Writer's Direct Dial:    219/455-1847
Telefax Number:     219/455-5135



April 23, 1998

VIA EDGAR



The Lincoln National Life Insurance Company
1300 South Clinton Street
P.O. Box 1110
Fort Wayne, IN 46801

Re:  Lincoln Life Flexible Premium Variable Life Account M
     (File No.  333-42479)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln Life Flexible Premium Variable Life Account M (the "Account"), a segregated account of The Lincoln National Life Insurance Company (Lincoln Life), of contributions from a person pursuant to an insurance policy issued in accordance with the prospectus contained in the registration statement on Form S-6, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln Life.

I consent to the filing of this Opinion as an exhibit to the Account's Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6.

Sincerely,

/s/ Brian Burke

Brian Burke
Counsel